Exhibit 11

                               DynCorp and Subsidiaries
                      Computations of Earnings Per Common Share
                     (Dollars in thousands except per share data)

                                                Year Ended December 31,
Primary and Fully Diluted                    1994         1993          1992
Earnings:
 Loss from continuing operations before
  extraordinary item                    $    (352)   $  (4,485)    $ (14,112)
 Loss from discontinued operations        (12,479)      (8,929)       (6,704)
 Extraordinary loss                             -            -        (2,526)
 Net loss                                 (12,831)     (13,414)    $ (23,342)
 Preferred stock Class A dividends declared
  and paid and accretion of discount            -            -          (959)
 Preferred stock Class C dividends
  not accrued or paid                      (1,606)      (1,347)       (1,129)
 Net loss for common stockholders       $ (14,437)   $ (14,761)    $ (25,430)

Shares:
 Weighted average common shares
  outstanding                           6,802,012    5,141,319     5,102,621

Loss per common share:
 Loss from continuing operations before
  extraordinary item                    $   (0.29)   $   (1.13)    $   (3.18)
 Loss from discontinued operations          (1.83)       (1.74)        (1.31)
 Extraordinary loss                             -            -         (0.49)
 Net loss for common stockholders       $   (2.12)   $   (2.87)    $   (4.98)